Contact: Jack Lowry

Vice President of Finance and CFO

734 414-6100

PERCEPTRON ANNOUNCES PROFITABLE THIRD QUARTER FISCAL YEAR 2013 FINANCIAL RESULTS

Plymouth, Michigan, May 8, 2013 – Perceptron, Inc. (NASDAQ: PRCP) today announced its results for the third quarter of fiscal year 2013, which ended March 31, 2013.

“In fiscal 2013 we have seen improving sales in each of the first three quarters and anticipate stronger sales again in the fourth quarter,” said Jack Lowry, Perceptron’s Chief Financial Officer. “As we have previously indicated, we expected to experience a very different quarterly sales pattern this year compared to fiscal 2012. In fiscal 2012, we had a very strong second quarter, and a record third quarter in sales. While sales in the third quarter this year compared unfavorably with the third quarter of fiscal 2012, we see this as a result of the record level last year and not an indication of any particular weakness in the third quarter this year.”

Net sales in the third quarter of fiscal year 2013 were $14.8 million, while income from continuing operations was $1.3 million, or $0.16 per diluted share. In the third quarter of fiscal 2012, Perceptron reported net sales of $19.2 million and income from continuing operations of $3.2 million, or $0.38 per diluted share. In the third quarter of fiscal 2013 the Company recorded a gain from discontinued operations, of $31,000 net of taxes, compared to a loss from discontinued operations in the third quarter of fiscal 2012 of $463,000 ($0.05 per diluted share) related to its Commercial Products Business Unit (CBU) that was sold in August 2012. Net income for the third quarter was $1.4 million, or $0.16 per diluted share, compared to net income of $2.8 million, or $0.33 per diluted share in the third quarter of fiscal year 2012.

For the first nine months of fiscal year 2013, net sales were $40.1 million and income from continuing operations was $2.1 million, or $0.25 per diluted share. This compares with net sales of $44.6 million and income from continuing operations of $4.2 million, or $0.48 per diluted share, in the first nine months of fiscal year 2012. In the first nine months of fiscal year 2013, the Company recorded a $57,000 gain, net of taxes, or $0.01 per diluted share, from the discontinued operations of CBU. In the first nine months of fiscal year 2012, the Company recorded $1.9 million in losses from discontinued operations, net of taxes, or a loss of $0.22 per diluted share, from the settlement of a lawsuit against the Company’s former Forest Products Business Unit and from the results of the discontinued operations of CBU. Year-to-date net income in fiscal 2013 was $2.2 million, or $0.26 per diluted share, compared to net income of $2.3 million, or $0.26 per diluted share, in fiscal 2012.

Jack Lowry continued, “We are particularly pleased with our gross margin and operating income in the third quarter this year. Not only was our gross margin very strong at 49.7%, but our operating income for the quarter represented 15.6% of sales. Bookings of $14.9 million in the third quarter this year were essentially at the same level as sales in the quarter, at $14.8 million, resulting in our backlog remaining about the same at $29.8 million. Selling, general, and administrative cost increased by $161,000, or 5.0% over the third quarter of fiscal year 2012. The principal reasons for the increase were higher salary and related expenses this year. Engineering R&D cost increased by $226,000, or 16% over the same quarter last year. Engineering R&D cost has been higher than last year in each quarter this year due to our decision to add resources to engineering in fiscal year 2013. The increase in engineering cost was principally due to higher salary, payroll taxes and benefit related expenses. The $249,000 foreign currency loss in the third quarter this year was due to the continued weakness of the Japanese yen relative to the U.S. dollar. Our balance sheet remains very strong with $24.8 million in cash and short-term investments, no debt, and book value of $6.25 per share based on 8,556,347 total shares outstanding on March 31, 2013.”

Harry Rittenour, President and Chief Executive Officer, added, “We are pleased with third quarter earnings of $0.16 per diluted share on sales of less than $15.0 million. We expect our sales and operating income to be stronger in the fourth quarter this year compared to last year. Our Helix technology developments continue to be on schedule. We just released the third of five sensors with different standoffs and expect to complete the two remaining sensors in the enhanced family by the end of our fiscal year. The release of the additional sensors will increase the types of applications we can perform using our Helix technology.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

May 8, 2013

“We are pleased that, yesterday, the Board of Directors declared Perceptron’s first annual regular dividend of $0.15 for fiscal year 2013, to be paid on June 27, 2013 to shareholders of record on June 6, 2013. This dividend represents a yield of 2.1% based on our May 6 closing price, and adds further to the return our shareholders have received so far this fiscal year. Our stock price began fiscal year 2013 at $5.50 per share and closed on May 6, 2013 at $7.20, for a fiscal year-to-date return of 35.4%, adjusted for the special dividend paid in November.”

Highlights of Operations

Geographic information on sales, bookings and backlog for the Company from continuing operations in fiscal years 2013 and 2012 are shown in the tables that follow:

SALES

(in millions)

	Third Quarter Ended March 31			Nine months Ended March 31
	Fiscal 2013	Fiscal 2012	Change	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$5.5	$9.5	$(4.0)	$15.8	$19.9	$(4.1)
Europe	8.0	5.9	2.1	17.3	14.7	2.6
Asia	1.3	3.8	(2.5)	7.0	10.0	(3.0)
Total Sales	$14.8	$19.2	$(4.4)	$40.1	$44.6	$(4.5)

BOOKINGS

(in millions)

	Third Quarter Ended March 31			Nine months Ended March 31
	Fiscal 2013	Fiscal 2012	Change	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$5.9	$7.0	$(1.1)	$12.7	$24.7	$(12.0)
Europe	4.4	5.5	(1.1)	17.3	16.9	0.4
Asia	4.6	5.0	(0.4)	9.8	10.9	(1.1)
Total Bookings	$14.9	$17.5	$(2.6)	$39.8	$52.5	$(12.7)

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG
(in millions)

	Third Quarter Ended March 31
	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$9.0	$12.4	$(3.4)
Europe	9.9	10.9	(1.0)
Asia	10.9	8.5	2.4
Total Backlog	$29.8	$31.8	$(2.0)

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

May 8, 2013

Financial Outlook

Harry Rittenour commented, “Our backlog remains strong at approximately $29.8 million and we expect a robust fourth quarter of bookings. Based on our customers’ current schedules for delivery and installation of our systems, we continue to expect revenue in fiscal year 2013 to be in the same range as in fiscal 2012 and we expect our fourth quarter to be profitable. We remain confident in our outlook for growth in sales in fiscal 2014 as our customers continue to launch appealing new products and our Helix technology becomes a more significant component of our product portfolio.

“We are in the process of finalizing our plans for our investor day at our Plymouth headquarters on Wednesday, May 22, 2013. As part of the day, we plan to conduct demonstrations of product applications in order to provide investors with a better understanding of how our current and new systems provide value to our customers. We will also hold a question and answer session and one of our customers will discuss how they use Perceptron’s systems in their assembly process. Investors interested in attending who have not notified us to-date, should contact Jill Bamford at 734-414-4810.”

Quarterly Earnings Call and Webcast

Perceptron, Inc. will hold its third quarter earnings conference call/webcast, chaired by Harry T. Rittenour, President and Chief Executive Officer, on Thursday, May 9, 2013 at 10:00 AM (EDT). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=93869
Conference Call	Call 888 312-3048 (domestic callers) or
719 325-2448 (international callers)

Conference	ID 9527386

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM (EDT) on Thursday, May 9, 2013.

Rebroadcast	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	9527386

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®

Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial applications. The Company’s products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

May 8, 2013

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2013, future new order bookings, revenue, expenses, income and backlog levels, future dividend payments, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2012. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar and Euro. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

May 8, 2013

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net Sales	$14,765	$19,191	$40,142	$44,553
Cost of Sales	7,420	9,513	22,001	24,517
Gross Profit	7,345	9,678	18,141	20,036
Operating Expenses
Selling, General and Administrative Expense	3,413	3,252	10,232	9,899
Engineering, Research and Development Expense	1,636	1,410	4,786	4,046
Operating Income	2,296	5,016	3,123	6,091
Other Income and Expense
Interest Income, net	50	57	126	188
Foreign Currency and Other Expense	(249)	(243)	(402)	(371)
Income from Continuing Operations Before Income Taxes	2,097	4,830	2,847	5,908
Income Tax Expense	(761)	(1,602)	(698)	(1,753)
Income from Continuing Operations	1,336	3,228	2,149	4,155
Discontinued Operations
Litigation Settlement from Forest Products Business Unit (net of $493 of tax benefit)	-	-	-	(1,009)
Commercial Products Business Unit (net of $16 tax expense, $237 tax benefit,
$29 tax expense and $439 tax benefit, respectively)	31	(463)	57	(859)

Net Income	$1,367	$2,765	$2,206	$2,287

Basic Earnings (Loss) Per Common Share
Continuing operations	$0.16	$0.38	$0.25	$0.49
Discontinued operations	-	(0.05)	0.01	(0.22)
Net income	$0.16	$0.33	$0.26	$0.27

Diluted Earnings (Loss) Per Common Share
Continuing operations	$0.16	$0.38	$0.25	$0.48
Discontinued operations	-	(0.05)	0.01	(0.22)
Net income	$0.16	$0.33	$0.26	$0.26

Weighted Average Common Shares Outstanding
Basic	8,538	8,393	8,489	8,444
Diluted	8,647	8,498	8,568	8,562

May 8, 2013

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

Condensed Balance Sheets	March 31,	June 30,
	2013	2012
Cash and Cash Equivalents	$12,602	$12,984
Short-term Investments	12,204	11,227
Receivables, net	13,731	15,982
Inventories, net	7,382	5,396
Net Assets of Discontinued Operations	-	1,365
Other Current Assets	3,782	3,519
Total Current Assets	49,701	50,473

Property and Equipment, net	5,652	5,497
Long-term Investments	2,192	2,192
Deferred Tax Asset	8,537	8,647
Total Non-Current Assets	16,381	16,336

Total Assets	$66,082	$66,809

Accounts Payable	$1,539	$1,519
Deferred Revenue	5,549	7,812
Net Liabilities of Discontinued Operations	30	1,443
Other Current Liabilities	5,504	3,776
Total Current Liabilities	12,622	14,550
Shareholders' Equity	53,460	52,259
Total Liabilities and Shareholders' Equity	$66,082	$66,809